Exhibit 99.1

JetPay Buys Back 2.2 Million Shares

Center Valley, PA – February 21, 2017 - JetPay Corporation ("JetPay" or the "Company") (NASDAQ: JTPY), a leading provider of debit and credit card processing services, payroll and human capital management, and prepaid card services, announced today that JetPay has bought back 2.2 million shares of its common stock owned by WLES, L. P. (“WLES”), which WLES had agreed to sell in connection with the Direct Air matter. JetPay had previously paid off a $5 million note due to Merrick Bank in January 2017, which WLES had agreed to indemnify by agreeing to sell the 2.2 million shares to satisfy JetPay’s obligations in relation to the $5 million payment. As a result, no additional consideration was due to WLES in connection with the stock buyback.

Effective February 15, 2017 these shares were placed in Treasury and are available for issuance. In conjunction with this transaction, in accordance with the July 26, 2016 WLES Settlement Agreement, JetPay issued Warrants to WLES to purchase up to 266,667 shares of JetPay common stock at $2.27 per share, the deemed price paid per share by JetPay to purchase the 2.2 million shares.

“This is an accretive transaction for our shareholders” commented Diane Faro, CEO of JetPay. “The transaction will reduce the number of shares of common stock outstanding by 12.4%, from 17.8 million to 15.6 million” Ms. Faro continued, “It will also reduce fully diluted shares, assuming the conversion of the existing Convertible Preferred and exercise of the WLES warrants, by 6.0% to 30.3 million shares. This is the final element of the Merrick / Direct Air issue. By putting this behind us, it will allow us to focus on continuing to build value for our customers and shareholders.”

About JetPay Corporation

JetPay Corporation, based in Center Valley, PA, is a leading provider of vertically integrated solutions for businesses including card acceptance, processing, payroll, payroll tax filing, human capital management services, and other financial transactions. JetPay provides a single vendor solution for payment services, debit and credit card processing, ACH services, and payroll and human capital management needs for businesses throughout the United States. The Company also offers low-cost payment choices for the employees of these businesses to replace costly alternatives. The Company's vertically aligned services provide customers with convenience and increased revenues by lowering payments-related costs and by designing innovative, customized solutions for internet, mobile, and cloud-based payments. Please visit www.jetpay.com for more information on what JetPay has to offer or call 866-4JetPay (866-453-8729).

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. JetPay’s actual results may differ from its expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside JetPay’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to, those described under the heading “Risk Factors” in the Company’s Annual Report filed with the Securities and Exchange Commission (“SEC”) on Form 10-K for the fiscal year ended December 31, 2015, the Company’s Quarterly Reports on Forms 10-Q and the Company’s Current Reports on Form 8-K.

Additional information concerning these and other risk factors is contained in JetPay’s most recent filings with the SEC. All subsequent written and oral forward-looking statements concerning JetPay or other matters and attributable to JetPay or any person acting on its behalf, are expressly qualified in their entirety by the cautionary statements above. JetPay cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. JetPay does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

Contacts

JetPay Corporation	JetPay Corporation
Peter B. Davidson	Gregory M. Krzemien
Vice Chairman and Corporate Secretary	Chief Financial Officer
(610) 797-9500	(610) 797-9500
Peter.Davidson@jetpaycorp.com	gkrzemien@jetpaycorp.com

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